Exhibit 10.1
SERVICES AND LICENSE AGREEMENT
     This Services and License Agreement (the “Agreement”) is entered into on April 27, 2007 between THE PRINCETON REVIEW, INC., a Delaware corporation (“TPR”), and Higher Edge Marketing Services, Inc., a California corporation (“Licensee”).
RECITALS
     A. TPR has operated a division that develops and sells to post-secondary educational institutions (“Educational Institutions”) (i) advertising in the TPR Website and Vanity Books (as defined below); and (ii) the names and certain other data of students who have consented to have their personal information furnished by TPR to the Educational Institutions in which they have expressed interest (“Opt-In Students”). Together, clauses (i) and (ii) constitute the “Marketing Services” business.
     B. Licensee desires to provide (i) accounts receivable management and collection services, (ii) sales, marketing and promotional services to Educational Institutions and related contract management, and (iii) fulfillment and delivery of leads to Educational Institutions (collectively, the “Licensee Business”) to TPR in connection with the Marketing Services business.
     C. TPR desires to engage Licensee to provide services in connection with the Marketing Services business, and Licensee desires to provide such services in exchange for a share of revenues received by TPR from the Marketing Services business, and the parties desire to set forth the terms and conditions of their business relationship with respect to certain future business activities.
AGREEMENT
     1. Definitions. In this Agreement:
          1.1 “Accounts Receivable” means amounts billed by TPR to customers under a contract as of the date hereof which remain unpaid as of the date hereof.
          1.2 “Aggregate PTO Value” means the aggregate dollar value of the paid time off accrued by the Transferred Employees (as defined in Section 5.1) during their employment by TPR and not used as of the date hereof.
          1.3 “AS Tech Contracts” means those contracts set forth on Schedule 1.3 attached hereto.
          1.4 “AS Tech Contract Receipts” means actual amounts received by TPR pursuant to each AS Tech Contract after April 1, 2007.
          1.5 “Business Information” means the items specified in Schedule 1.5 attached hereto.
          1.6 “Completed Marketing Contract” means a contract for Marketing Services which has been fully performed by TPR as of April 1, 2007.

          1.7 “Completed Marketing Contract Receipts” means actual amounts received by TPR pursuant to each Completed Marketing Contract after April 1, 2007.
          1.8 “Contracts” means the AS Tech Contracts, the Completed Marketing Contracts, the Contracts in Progress and the New Contracts.
          1.9 “Contract In Progress” means a contract for Marketing Services which has not been fully performed as of the date hereof and which is set forth on Schedule 1.9 attached hereto.
          1.10 “Contract in Progress Receipts” means actual amounts received by TPR pursuant to a Contract in Progress after April 1, 2007.
          1.11 “License Agreement” means the Prospect Manager License Agreement dated February 16, 2007, attached hereto as Exhibit A, pursuant to which MRU Holdings, Inc. has granted to TPR a nonexclusive license to use and to sublicense the use of the Prospect Manager software module.
          1.12 “Marks” means the TPR-owned trademarks and service marks shown in Schedule 1.12 to this Agreement.
          1.13 “Materials” means tangible marketing materials, contract forms, advertising, and other materials developed for or historically used in connection with the Marketing Services business, including any translations or other modifications.
          1.14 “Net Licensee Receipts” means (i) actual amounts received by Licensee pursuant to each New Contract, minus cash commissions and royalties paid by Licensee under approved arrangements with third-party traffic providers, plus (ii) any amount paid by TPR to Licensee pursuant to Section 4.1(b).
          1.15 “New Contract” means a contract entered into after the date hereof between Licensee and any Educational Institution pursuant to which Licensee shall provide Marketing Services.
          1.16 “Prospect Manager” means the web-based software module owned by MRU Holdings, Inc. and licensed to TPR pursuant to the License Agreement and which is designed to assist admissions officers in marketing themselves and managing inquiries and communications with Opt-In Students.
          1.17 “TPR Website” means the Internet website at which TPR enables students to interact with Educational Institutions.
          1.18 “Vanity Books” means the titles listed in Schedule 1.18.
     2. Licensee Services.
          2.1 Completed Contracts. Licensee will manage TPR’s relationships under each AS Tech Contract and Completed Marketing Contract and use its reasonable best efforts to take necessary actions to assist TPR with the collection of Accounts Receivable on behalf of TPR arising under each such contract.

          2.2 Contracts in Progress. Licensee will manage TPR’s relationships under each Contract in Progress and use its reasonable best efforts to perform or manage the performance of each of TPR’s obligations under each Contract in Progress, including, without limitation, the provision of all Marketing Services and the management and collection of Accounts Receivable on behalf of TPR arising under each Contract in Progress.
          2.3 New Contracts. Licensee will use its reasonable best efforts to enter into New Contracts with Educational Institutions to provide the Marketing Services. Licensee will provide TPR with written notice and a copy of each New Contract within 10 days of execution. Licensee shall use a template or form of customer contract substantially similar to a form that has been reviewed and approved by TPR.
          2.4 Additional Obligations.
               a. Licensee will develop and implement all sales, promotion, and marketing activities related to the Marketing Services business.
               b. Licensee will provide all account management with respect to the Contracts (including assistance with collection of information for school profile pages).
               c. Licensee will provide all billing and collection services for each New Contract.
               d. Licensee will create a repository of all selling, marketing and implementation materials (including all variations of email campaigns) that use the TPR name or mark (“Marketing Materials”).
               e. Licensee agrees that upon request TPR shall have the right to review the Marketing Materials at any time and to notify Licensee of its disapproval of any materials. Licensee shall promptly cease using any Marketing Materials that TPR has disapproved. If TPR disapproves three or more items within any 12-month period, TPR may require that Licensee obtain prior approval of all Marketing Materials before their use. TPR’s approval will not be unreasonably withheld or unduly delayed.
               f. Licensee will obtain TPR’s prior approval of any arrangements with third-party traffic providers to drive web users to the TPR Website. TPR will not withhold its approval unless, in TPR’s reasonable judgment, the arrangement is likely to conflict with or interfere with any existing or anticipated arrangements between TPR and the third party or any other third party.
     3. TPR Services.
          3.1 Vanity Books. TPR will use its reasonable best efforts (i) to continue to publish the Vanity Books, subject to the publishing decisions of the publisher of such books, or (ii) in the event that such Vanity Books are no longer being published, to provide substantially similar advertising inventory in new vanity books as has historically been provided. TPR will notify Licensee of the deadlines for advertising sales and submission of materials within 15 days after TPR becomes aware of the deadlines.
          3.2 Trade Shows. If TPR is exhibiting at a trade show, TPR will provide Licensee space in TPR’s booth to promote the Marketing Services business at no cost to

Licensee. TPR will have no obligation to provide or subsidize trade show space for Licensee at any show at which TPR is not otherwise exhibiting on its own.
          3.3 Facility. TPR will provide Licensee with office space at TPR’s headquarters office and its San Francisco office for use by up to 20 employees of Licensee for the sole purpose of performing Licensee’s obligations hereunder; provided that TPR will not be obligated to provide Licensee more space, access or support than historically provided by TPR for the Marketing Services business and its employees working for such business. TPR will provide the Licensee’s employees with a desk, phones, and computer support similar to the support provided to full-time employees of TPR. TPR will have the right to refuse or limit access to the facility if it reasonably determines that the actions of any of the Licensee’s employees do not comply with the laws, rules and regulations applicable to the use of the facility.
          3.4 Unused Materials. TPR will deliver to Licensee at Licensee’s direction TPR’s inventory of unused Materials as of the date hereof. TPR shall provide the Materials to Licensee at no charge except for the reasonable cost of shipping, if any. TPR will have no responsibility for developing or providing any Materials to Licensee after the date hereof.
          3.5 TPR Website Commitments. The parties acknowledge that the TPR Website is the principal means of developing leads to be sold to customers of the Marketing Services business. Accordingly:
               a. TPR will use its reasonable best efforts (i) to host all web systems necessary for maintaining the TPR Website in form and at levels substantially similar to those historically provided for the Marketing Services business prior to the date hereof and (ii) to maintain availability at 99.0% or greater for the TPR Website and 99.5% for Prospect Manager; provided that TPR will not be responsible for any failure to provide availability of Prospect Manager if such failure arises from the actions of Licensee or modifications made by Licensee to Prospect Manager. TPR’s performance against these service levels shall be measured monthly.
               b. TPR will use its reasonable efforts to increase site traffic levels for the overall TPR Website, registered users and “recruiter” opt-ins in a manner consistent with historical efforts.
               c. TPR shall provide Licensee with access to the technological capacity to send outbound email at substantially the same volume historically available to the Marketing Services business prior to the date hereof. TPR shall make additional capacity available to the Licensee in reasonable proportion to revenue growth of the Marketing Services business after the date hereof.
               d. TPR will update school profile pages within 5 days after its receipt of a change request by the customer, and shall maintain other TPR Website content consistent with TPR’s past practice for the Marketing Services business. TPR will continue to support the products currently provided through the Marketing Services business, with current TPR Website placement and inventory levels (e.g., School Says profiles, Featured Schools, Enhanced Search, any other ads and sponsorship links, etc.).
               e. TPR will provide Licensee with access to a tool or other procedure that allows Licensee employees to migrate inquiry forms, deliver email campaigns, and update/correct client profile data items without assistance from TPR personnel. TPR will provide such access as soon as practicable but is under no specific deadline. Upon delivery of the tool, TPR will have no further obligation under Section 3.5(e).
               f. TPR will consult with Licensee before making any material change its privacy policy for TPR Website users that adversely affects the Marketing Services business, but any change shall be in TPR’s sole and absolute discretion. If access and use of user data changes in a manner that adversely affects the Marketing Services business, TPR and Licensee agree to negotiate in good faith the royalty provisions or other terms of this Agreement in order to address such effects.
               g. TPR will give Licensee an opportunity to provide feedback on proposed material changes in the design, roadmap and plan of record of the TPR Website relating to the Marketing Services business. TPR and Licensee shall consult with each other in good faith regarding any proposed or actual changes or additions to the TPR Website that may reasonably be expected to affect the operation of the Marketing Services business.
               h. TPR shall provide to Licensee an informal annual report (i) listing TPR’s current and anticipated product offerings; (ii) describing in summary form how TPR plans to implement any new product offerings; (iii) specifying the products which Licensee may market and sell in connection with the Marketing Services business; and (iv) describing in summary form the support that TPR will provide for such marketing activities.
          3.6 No Representation. TPR makes no representation or warranty with respect to the Materials or any AS Tech Contract, Completed Marketing Contract, Contract in Progress or any Account Receivable.
     4. Payments and Reports.
          4.1 TPR Payments.
               a. Collection Payments. In consideration for Licensee’s collection services with respect to the AS Tech Contracts, Completed Marketing Contracts and Contracts in Progress, TPR shall pay Licensee an amount in cash equal to 12% of the AS Tech Contract Receipts, Completed Marketing Contract Receipts and Contract in Progress Receipts, respectively.
               b. Contracts in Progress. In consideration for its efforts in obtaining the Contracts in Progress, TPR shall retain 40% of the Contract in Progress Receipts with respect to each Contract in Progress. The remaining 60% of the Contract in Progress Receipts with respect to each such Contract in Progress shall be allocated between TPR and the Licensee proportionately based on the percentage of the Marketing Services delivered by each party under such Contract in Progress; provided that the maximum amount of Licensee’s portion of the Contract in Progress Receipts shall be $676,055.60, and TPR shall pay the Licensee such amount solely by paying the Licensee an amount in cash equal to 44% of the AS Tech Contract Receipts until Licensee has received such amount, after which TPR shall have no further obligation to pay Licensee under this Section 4.1(b). The amounts paid by TPR to the Licensee pursuant to the prior sentence from the AS Tech Contract Receipts is in addition to the payment set forth in Section 4.1(a) above.
               c. Payment Procedures. Except as otherwise provided in Section 14, TPR will pay the amounts set forth in this section within 30 days after receipt of the funds by

TPR to an account designated by Licensee in writing.
          4.2 Licensee Payments.
               a. Royalty. In consideration for TPR’s performance of its obligations under this Agreement in connection with the Contracts in Progress, the New Contracts and the licenses granted in Section 6 and 7 of this Agreement, Licensee will pay TPR the following share of Net Licensee Receipts, subject to the annual minimums specified in the Minimum Payments Table in Section 4.2(c) below:

Net Licensee Receipts for Calendar Year	TPR Share of Net Revenues
First $4M in 2007	35%
First $4M in 2008	45%
First $4M in 2009 and thereafter	50%
$4M to $10M in any year	50%
$10M to $20M in any year	40%
$20M and above in any year	30%
               b. Receipts from Non-TPR Sources. In addition to the other payments required by this Agreement, Licensee will pay TPR a royalty of 5% of all receipts received by Licensee that are generated from the sales of any product, good or service of any type to any Educational Institution.
               c. Minimum Payments. Notwithstanding Sections 4.2(a) and 4.2(b) above, each year during the term of this Agreement Licensee will pay TPR the greater of (i) the minimum payments set forth on Schedule 4.2(c) attached hereto for calendar years 2007-2013 (the “Minimum Payments”) and (ii) the aggregate amount Licensee is obligated to pay TPR pursuant to Sections 4.2(a) and 4.2(b). Licensee shall pay the Minimum Payments as follows:
                    (i) To the extent that Licensee has not paid TPR at least $200,000 pursuant to Sections 4.2(a) and 4.2(b) from the date hereof until September 30, 2007, the Licensee shall pay TPR by October 10, 2007 the amount by which $200,000 exceeds the actual amounts paid by Licensee as of September 30, 2007.
                    (ii) To the extent that Licensee has not paid TPR at least $780,619 pursuant to Sections 4.2(a), 4.2(b) and 4.2(c)(i) from the date hereof until December 31, 2007, the Licensee shall pay TPR by January 1, 2008 the amount by which $780,619 exceeds the actual amounts paid by Licensee as of December 31, 2007.
                    (iii) Beginning January 1, 2008, Licensee shall pay TPR the Minimum Payments quarterly for the rest of the term of this Agreement in accordance with the following sentence. To the extent that by the last day of any fiscal quarter Licensee has not paid TPR an amount equal to one-quarter of the applicable annual Minimum Payment (“Quarterly Minimum”) for such quarter pursuant to Sections 4.2(a) and 4.2(b), the Licensee shall pay TPR within 10 days of the end of such quarter the amount by which the Quarterly Minimum exceeds the actual amounts paid during such quarter.
          4.3 Reports. Within 10 days after the end of each calendar month, Licensee shall submit a report in a form prescribed by or acceptable to TPR, showing the cumulative Net

Licensee Receipts for the applicable period of the calendar year and the royalties then due to TPR hereunder.
          4.4 Due Date. Licensee shall pay to TPR the payments set forth in Sections 4.2(a) and (b) monthly no later than 15 days after the end of each calendar month.
          4.5 Delinquency. If any amounts owed to TPR by Licensee are not paid in full by the due date, TPR will have the right to charge a fee equal to 10% of the overdue amount to reimburse TPR for its administrative costs related to the delinquency. In addition, the overdue amount shall bear interest at the annual rate of 18% (or the maximum rate permitted by applicable law, if less than 18%) from the date such amount was due until paid in full. Unpaid interest charges shall be compounded annually.
          4.6 Payments in United States Currency. Licensee shall make all payments to TPR in U.S. dollars. For purposes of calculating any payments requiring conversion to U.S. dollars, local currency shall be converted to U.S. dollars at the New York selling rate for U.S. dollars quoted by The Wall Street Journal for the last business day of the month preceding the month in which the payment is due. Licensee shall bear the expense of any foreign exchange levy imposed on the purchase of U.S. dollars to comply with this provision.
          4.7 Taxes. All payments hereunder shall be made without deduction for any taxes, except that a paying party shall deduct and pay to the appropriate government authority, on behalf of the payee, any taxes which may be owed by such payee and which payor is obligated by law to withhold. Payor shall provide payee with official receipts or other evidence of payment from such taxing authorities. If payor fails to withhold or to pay such taxes, payor shall indemnify payee for any loss or liability (including penalties, interest, and expenses) occasioned by payor’s failure to withhold or to pay any taxes as required by law. All other taxes and duties imposed now or in the future on payments by payor to payee, including but not limited to stamp taxes, value-added taxes, consumption taxes, and sales taxes, shall be solely payor’s responsibility.
     5. Employees.
          5.1 Transferred Employees. Licensee shall offer and agree, or shall have offered and agreed, to hire each person set forth on Schedule 5.1 to this Agreement (each, a “Transferred Employee”) effective as of April 13, 2007 at a level of compensation and benefits substantially similar to that of such Transferred Employee while at TPR. Licensee shall have no responsibility with respect to the re-assignment or termination of any employee of TPR’s Admissions Services division who is not listed in Schedule 5.1.
          5.2 Paid Time Off. Licensee will credit each Transferred Employee with the amount of his or her unused, accrued paid time off with TPR as of the date hereof. No later than 60 days after the date hereof, TPR shall pay Licensee the Aggregate PTO Value.
          5.3 Accrued Compensation. TPR shall remain liable for (i) bonuses earned by the Transferred Employees through December 31, 2006 and (ii) commissions earned by the Transferred Employees from January 1, 2007 through the date hereof to the extent not already paid by TPR.

     6. Prospect Manager.
          6.1 License. TPR hereby grants Licensee a nonexclusive, world-wide, nontransferable, non-sublicensable license to reproduce, publicly display, publicly perform, install, execute, operate, internally transmit and otherwise use the Prospect Manager solely for its use in connection with the Marketing Services business. TPR shall provide Licensee with a number of client access licenses sufficient for providing access to Licensee’s employees solely for Licensee’s internal use. Licensee shall use Prospect Manager only in accordance with the terms and conditions of this Agreement and the License Agreement. This license will terminate automatically if this Agreement or the License Agreement terminates. In addition, TPR may terminate this license without terminating this Agreement if Licensee takes any action or omits to take any action that would cause TPR to be in breach of the License Agreement and fails to cure within the time provided by the License Agreement.
          6.2 General Intent. The intent of this Section 6 is to enable Licensee, after the date hereof, to use Prospect Manager for the Marketing Services business in substantially the same manner that Prospect Manager was used by TPR prior to the date hereof.
          6.3 Modifications. TPR will consider in good faith any proposed modifications to Prospect Manager that Licensee may suggest from time to time (“Modifications”), to the extent TPR determines them appropriate for the Marketing Services business. Upon reasonable request, TPR may (but shall have no obligation to) give Licensee access to the Prospect Manager source code to facilitate Modifications consistent with this section. Licensee acknowledges TPR’s obligation to disclose any such Modifications to MRU Holdings, Inc. and Licensee agrees to assign to MRU Holdings, Inc. any and all rights of Licensee in any Modifications, provided that Licensee shall have a license as provided in Section 6.1 to use such Modifications on the terms of this Agreement and the License Agreement. Except as specified above, Licensee shall not copy, duplicate, disassemble, decompile, or reverse engineer the Prospect Manager software.
     7. Trademark License.
          7.1 License. TPR hereby grants to Licensee, subject to the terms of this License, a non-exclusive, world-wide, non-transferable, royalty-free terminable license, without the right to sublicense, to use the Marks solely in connection with the Marketing Services business while this Agreement is in effect. Licensee may represent to others in conjunction with Licensee’s legal name that Licensee is “doing business as Princeton Review Marketing Services,” provided that Licensee’s business checks, payroll records, stationery, contracts, business licenses, etc. do not give the impression that Licensee is an affiliate of TPR. At TPR’s request, Licensee shall identify itself to others as an independent contractor operating under license from TPR.
          7.2 Use of Marks. All use of the Marks by Licensee shall cease immediately upon the termination of this Agreement for any reason. Licensee shall not, during or after the term of this Agreement, attack, challenge or oppose the validity of, or TPR’s rights in, or TPR’s registration of, the Marks. Licensee shall not attempt to register the Marks or any trademark which includes or is so similar to, or so nearly resembles the Marks, as to be likely to cause deception or confusion with the Marks.
          7.3 Infringement. Licensee agrees to give notice promptly in writing to TPR of any infringement or suspected or threatened infringement by a third party of the Marks which it learns of at any time during the term of this Agreement. Licensee shall take no further steps with respect to such infringement pending instructions from TPR. TPR may decide in its sole discretion whether and what steps should be taken to prevent or terminate infringement of the Marks, including the institution of legal proceedings and settlement of any claim or proceeding. TPR shall maintain sole control of any action(s) taken against infringers. Licensee shall join as a party in any such legal proceedings where necessary for the conduct thereof. Licensee will provide or procure reasonable assistance, such as the furnishing of documents and information and the execution of all reasonably necessary documents, as TPR may reasonably request.
          7.4 Quality Control. License shall use the Marks only in accordance with good trademark practice and in strict conformity with the TPR Usage Guidelines attached hereto as Exhibit B for all marketing activities and uses of the Marketing Materials. Upon reasonable request of TPR, Licensee will submit specimens of its use of the Marks to TPR for its review. If, in TPR’s reasonable judgment, Licensee is not using the Marks in accordance with the standards and policies set forth herein or is otherwise using the Marks in a manner that is inconsistent with the terms of this Agreement, then TPR may give Licensee written notice of termination of the license set forth in Section 7.1, effective on the 30th day after receipt of such notice if Licensee fails to cure such use to TPR’s reasonable satisfaction.
     8. Ownership.
          8.1 Trademarks. Except for the license granted under Section 7.1 of this Agreement and subject to the terms and conditions of this Agreement, TPR retains all right, title and interest, express or implied, in the Marks, and all of the good will of the Marks arising from Licensee’s use shall inure solely to the benefit of TPR. Except as expressly described in this Agreement, Licensee shall have no rights to use the Mark or any derivative thereof. Licensee shall not at any time, whether during the life or after expiration of this Agreement, assert or claim any right to manufacture, sell or offer for sale or distribute any products or offer any services under the Marks, or any trademark confusingly similar thereto, or any trademark which may constitute a colorable imitation of the Marks, except as provided for in this Agreement.
          8.2 Intellectual Property. Each party hereto acknowledges that all intellectual property rights held by the other party, including, but not limited to, all copyrights, patent rights, trade secrets, customer information, methodologies, processes, technologies, know how, development tools or forms or other proprietary information whether registered or not, and the goodwill associated therewith, are valuable properties belonging to such other party, and all rights thereto (other than those specific rights licensed hereunder of such party or which are otherwise owned or licensed by such party) are and shall remain the sole and exclusive property of such other party.
     9. Limited Exclusivity. While this Agreement is in effect, TPR will not operate or license any other party to operate a business that competes with the Licensee Business other than the Marketing Services business. Nothing in this Agreement precludes or limits TPR from using and licensing others to use Prospect Manager or from marketing products or services to Educational Institutions that are not Marketing Services as defined in this Agreement.
     10. No Right to Assign or Sublicense. The licenses granted in Sections 6 and 7 apply solely to Licensee, and Licensee has no right or power to assign or sublicense any of the rights granted thereunder to anyone else.
     11. Term. Unless sooner terminated under Section 20 below, this Agreement will expire seven (7) years from the date of this Agreement without notice to Licensee. Licensee shall have the opportunity to continue the relationship at the end of the term, subject to the provisions of Section 19 below.
     12. Inspection of Books and Records. Licensee shall maintain appropriate books and records in such a manner as to clearly and accurately show the results of operation of the Licensee Business. All such books and records shall be open at all reasonable times to inspection and verification by TPR or its duly authorized representatives. TPR shall be entitled at any time during normal business hours, on 72 hours notice, to have Licensee’s books and records relating to this License examined or audited at TPR’s expense, and Licensee shall cooperate fully with the persons making such examination or audit on behalf of TPR. Licensee shall promptly pay to TPR any amount shown to be due by the examination or audit. If an examination or audit is performed due to Licensee’s failure to submit any reports or statements required under this License or its failure to maintain books and records as provided herein, or if the royalties reported by Licensee for any period of three consecutive months are more than five percent (5%) below the actual royalties due for such period (as determined by the examination or audit), then Licensee shall, within fifteen (15) days following notice, pay to TPR the reasonable and customary cost of the examination or audit as well as all royalties shown to be due. Payment and acceptance of such amounts shall not constitute a waiver by, or prejudice any right of, TPR to exercise any other remedy of this License, including termination in accordance with Section 20.
     13. Inspection of Premises. TPR shall have the right at any time to inspect the premises and equipment used by Licensee to conduct the Licensee Business, in order to evaluate Licensee’s compliance with this Agreement.
     14. TPR Financing.
          14.1 Licensee shall have the right to borrow from TPR for use as working capital an amount up to the aggregate AS Tech Contract Receipts, subject to the limitation in Section 14.3 below and the following conditions: (i) TPR shall not be required to lend Licensee more than 50% of the aggregate amount of AS Tech Contract Receipts paid by TPR to the Licensee pursuant to Section 4.1(b); (ii) all such funds borrowed by Licensee shall accrue interest monthly until paid to TPR at the prime rate quoted by TPR’s principal commercial bank; and (iii) all such borrowed funds, together with accrued interest, shall be paid to TPR no later than the first anniversary of the date hereof.
          14.2 In addition to the arrangement in Section 14.1, TPR will provide Licensee with a line of credit which Licensee may draw down for the initial working capital needs of the Licensee Business. Funds drawn on the line of credit will accrue interest monthly at the annual rate of 18%. All funds drawn on the line of credit, together with accrued interest, shall be paid to TPR no later than 18 months from the date hereof. At TPR’s request, Licensee shall execute a promissory note and such other documents as TPR may reasonably require in connection with the line of credit.
          14.3 The aggregate amount of funds borrowed by Licensee under Section 14.1 and 14.2 shall not at any time exceed $300,000.

     15. Restrictions. While this Agreement is in effect:
          15.1 Licensee shall not directly or indirectly, without TPR’s prior written consent, own, operate, engage in, be employed by, provide assistance to, or have any interest in any other business that is similar to any of (i) the Marketing Services business, (ii) the business of providing electronic application tools to Educational Institutions, (iii) TPR’s test preparation business, or (iv) any business that sells any products, goods or services to Educational Institutions, or divert any student or customer, or prospective student or customer, to any competitor of TPR. This provision does not preclude Licensee from generating leads from sources other than TPR, provided that such leads are sold only to customers of the Marketing Services business in accordance with this Agreement.
          15.2 Except as provided in Section 5 with respect to the Transferred Employees, neither TPR nor Licensee shall solicit the other’s employees without the other’s consent; provided, however, that neither party shall be in breach of this Section 15.2 with respect to any employment related discussion occurring after the date hereof if such discussions commenced prior to the date hereof.
     16. Licensee Sale.
          16.1 TPR’s prior consent shall be required for (i) any proposed sale by Licensee of substantially all of the assets associated with the Licensee Business; or (ii) any proposed sale, transfer, pledge or distribution of any direct or indirect ownership interest that would result in a change of control of Licensee. Licensee shall furnish such information and documentation as TPR may request concerning any such proposed transaction.
          16.2 With respect to any transaction subject to Section 16.1, TPR shall have the first right and option to purchase or acquire the interest proposed to be transferred. Licensee or the transferring owner shall submit to TPR: (i) a copy of the bona fide written offer from the proposed purchaser or other appropriate documentation setting forth all of the terms of the proposed transaction; (ii) detailed financial information for the proposed purchaser transferee and for any proposed guarantor of such person’s obligations; and (iii) a detailed biographical statement (including the background of the top-level management and controlling owners of any legal entity). For 20 days after TPR’s receipt of such documentation, TPR shall have the right to request additional information concerning the terms of the proposed transaction and/or the proposed principal parties thereto. TPR may assign its right of first refusal before or after exercising such right.
          16.3 TPR may exercise its right under Section 16.2 by notifying Licensee in writing of its election to do so within 20 days following TPR’s receipt of all information requested by TPR under Section 16.2 above (the “Option Period”). If the transfer is proposed to be made pursuant to a sale, TPR or its designee may purchase the interest to be transferred on substantially the same financial terms and conditions offered by the third party, except that TPR shall have the right to substitute the reasonable equivalent in U.S. dollars for any other form of consideration offered by the third party. If the transfer is proposed to be made by gift, bequest, or operation of law, TPR shall designate an accounting firm of recognized international standing to act as an independent appraiser at TPR’s expense. The appraiser shall determine the fair market value of the interest to be transferred. TPR may purchase such interest at the fair market value determined by the appraiser. If the proposed transfer involves assets or interests in addition to the Licensee Business, TPR may exercise its right as to the entire transaction or as to the Licensee Business only, and in the latter case the sale price (or appraiser’s determination, as the case may be) shall be allocated equitably between the Licensee Business and any other assets or interests included in the proposed transaction.
          16.4 If TPR does not notify Licensee within the Option Period, then the proposed transfer may be completed subject to TPR’s consent as provided in Section 16.1, but only on the terms set forth in the written offer or statement and only to the party therein identified. If the proposed sale, assignment or transfer is not completed within 120 days after the expiration of the Option Period, the offer shall be deemed withdrawn or rejected, and the provisions of Section 16.2 shall renew and again be fully applicable.
     17. Business Information and Confidentiality.
          17.1 Use. Licensee agrees to use the Business Information in accordance with the terms of this Agreement, the applicable TPR privacy policy and all applicable Federal, state and local laws, ordinances, rules and regulations relating to data privacy, personal data, transborder data flow and data protection (collectively, the “Privacy Laws”).
          17.2 Security Measures and Security Breaches. Licensee shall use its best efforts to maintain all appropriate standard security measures with respect to the Business Information in its custody and control, including technical, physical and organizational controls, and shall use its best efforts to maintain the confidentiality, integrity and availability thereof. Licensee shall use its best efforts to prevent unauthorized access by itself or any of its affiliates or their respective employees, officers, directors, advisors, representatives or other agents (each, an “Authorized Person”). If any Authorized Person misplaces or otherwise fails to maintain possession of the Business Information or their computer, software, access data or device, which contains any Business Information , within a reasonable period of time (not to exceed five business days) after Licensee becomes aware of such misplacement or failure to maintain possession, Licensee will notify TPR’s chief privacy officer. Licensee shall maintain computer security procedures and systems providing a standard of protection substantially similar to that provided by TPR in the twelve months prior to the date hereof and will give written notice to TPR of each material change in Licensee’s security measures which would result in a standard of protection which is less secure than that which TPR had in place with respect to the Marketing Services business prior to the date hereof. TPR reserves the right to review Licensee’s systems and facilities used to process Business Information or containing TPR’s Confidential Information with appropriate notice and at TPR’s expense, to confirm compliance with the terms of this Section 17. In the event that there is a suspected or confirmed incident of a breach of security which may involve Business Information, Licensee will immediately report the circumstances to TPR’s chief privacy officer and, if requested by TPR, conduct forensic analysis at TPR’s expense unless the security breach arose as a result of Licensee’s breach of this Agreement, in which case the analysis shall be at Licensee’s expense. Results of the investigation (to the extent they relate to Business Information ) must be delivered to TPR in accordance with the confidentiality and notice provisions of this Agreement and marked “CONFIDENTIAL.”
          17.3 Confidentiality. TPR and Licensee recognize that, in the course of performing the obligations contemplated by this Agreement, each of them may have access to information considered by the other party to be confidential or proprietary (including, without limitation, the Business Information), customer lists and information, the terms of this Agreement and the cost of related services, products, services, processes, trade secrets, know how, reports, studies, business plans, forecasts and financial information of any party, or any other information marked as confidential when delivered, but excluding the existence of this

Agreement) (collectively, “Confidential Information”). The recipient party agrees that it shall hold in strict confidence all Confidential Information of the other party and shall use such Confidential Information solely to perform its obligations under this Agreement. The recipient party shall use reasonable efforts to maintain the confidentiality of Confidential Information and in no event in a manner less protective than the manner in which it treats its own Confidential Information. The foregoing restrictions do not apply to information that: (a) is already known by the recipient party or its representatives or affiliates and not subject to an obligation of confidentiality other than under this Agreement, (b) is publicly known or becomes publicly known through no unauthorized act of the recipient party, its representatives or affiliates, (c) is received from a third party (provided that such third party is not known by the recipient party or its representatives or affiliates to be prohibited from disclosing such information) or (d) is independently developed by the recipient party, its representatives or its affiliates without use of the disclosing party’s Confidential Information. If Confidential Information is in the opinion of such party’s counsel required to be disclosed pursuant to law, any regulation, including regulations of any officially recognized securities exchange, a decision of the courts or a requirement of any other governmental authority, such Confidential Information may be disclosed pursuant to such requirement so long as the recipient party provides the disclosing party with timely prior written notice of the requirement, to the extent such notice is permitted by law, rule or regulation, and reasonably coordinates with the disclosing party in an effort to limit the nature and scope of such required disclosure.
     18. Compliance With Laws. Licensee shall conduct the Licensee Business in accordance with all applicable laws and regulations and at its own expense obtain and maintain all required permits, certificates, and licenses.
     19. Renewal. Licensee shall have the option to renew the rights granted under this Agreement when the term expires, subject to the following conditions:
          19.1 Licensee must give written notice to TPR of Licensee’s intention to continue the services provided hereunder no later than 180 days, and no earlier than one year, before this Agreement expires.
          19.2 At the time of giving notice and at the expiration of this Agreement, there must be no uncured material default of this Agreement by Licensee, and Licensee must have a satisfactory record of customer service and compliance with this Agreement during the expiring term.
          19.3 No later than 60 days before this Agreement expires, Licensee must execute a renewal license agreement. Provided that Licensee generated revenues hereunder sufficient to pay royalties in excess of the Minimum Payment in the final two years of the term, the following provisions of this Agreement will be preserved in the renewal agreement: (i) the licenses to use Prospect Manager and the Marks in Sections 6 and 7; (ii) the royalty rates in Section 4(a); (iii) the exclusivity granted in Section 9; (iv) the restrictions is Section 15 and (v) the confidentiality obligations in Section 17. TPR and Licensee shall establish a new Minimum Payment schedule, provided that the Minimum Payment shall not increase at a rate greater than the increase in the rate of actual revenues generated by Licensee hereunder over the last two years of this Agreement. The term of the renewal agreement will be three years from the date of expiration of this Agreement.
          19.4 Licensee shall reimburse TPR for its reasonable expenses incurred in connection with the conditions set out in this Section 19.1, including any attorneys’ fees and/or travel costs for TPR’s representatives to meet with Licensee and to review Licensee’s operations.
          19.5 Licensee and TPR shall execute a mutual general release of claims, except with respect to calculation and payment of amounts due under this Agreement.
     20. Termination by TPR. In addition to its other rights to terminate this Agreement, TPR may terminate this Agreement if any of the following conditions occurs, by giving Licensee written notice of termination:
          20.1 Licensee fails to make any payment to TPR when due, or fails to submit to TPR when due any report required pursuant to this Agreement, and the default is not fully cured within 15 days after TPR gives notice of the default to Licensee;
          20.2 Licensee or its principal owner is declared or becomes insolvent or bankrupt or makes an assignment for the benefit of creditors, or a receiver is appointed for Licensee’s or its principal owner’s assets or business, or a proceeding is commenced by or against Licensee or its principal owner for appointment of a receiver or for a reorganization or similar arrangement under any applicable law and, if involuntary, such proceeding is not dismissed within 60 days of the filing thereof;
          20.3 Licensee or any direct or indirect owner of Licensee transfers any interest except in accordance with the terms of Section 16;
          20.4 Licensee abandons the Licensee Business;
          20.5 Licensee or any officer, director, or direct or indirect owner of Licensee: commits any act which demonstrably threatens TPR’s reputation or the goodwill of the Marks; or pleads guilty to or is convicted of a felony;
          20.6 Licensee fails to cure a material breach of Section 17 of this Agreement within 15 days after notice of default;
          20.7 Licensee refuses to permit an inspection of its premises or an examination or audit of any of the books, records, or financial statements of the Licensee Business under Sections 12 or 13 of this Agreement;
          20.8 Licensee at any time submits any report or statement which Licensee knows or should know to be false or misleading;
          20.9 Licensee receives any notice that its business operations are in violation of applicable laws and regulations and Licensee fails to cure the violation promptly. This shall not prevent Licensee from contesting in good faith the validity or applicability of any purported legal obligation to the extent and in the manner permitted by law;
          20.10 Licensee purports to assign or sublicense any rights hereunder without TPR’s prior approval; or
          20.11 Licensee takes any action or omits to take any action that causes a breach of the License Agreement and fails to cure within the time provided by the License Agreement.

          20.12 Licensee fails to comply with any material provision of this Agreement not otherwise specifically referred to in this Section 20 and such default is not cured within 30 days after TPR gives written notice of default to Licensee.
     21. Obligations on Expiration or Termination. Upon expiration or termination of this Agreement:
          21.1 Licensee shall immediately cease to use the Marks and the phrase “doing business as Princeton Review Marketing Services”;
          21.2 TPR may immediately cancel all user IDs and passwords issued to Licensee for Prospect Manager;
          21.3 Licensee shall cease use of the Business Information and turn over to TPR all Confidential Information of TPR in Licensee’s possession or control;
          21.4 Licensee shall remain liable for payment of royalties accrued through the effective date of expiration or termination. In addition, in the event of termination for default by Licensee, Licensee shall pay to TPR as liquidated damages any remaining Minimum Payments specified in Section 4.2. If Licensee proves to TPR’s satisfaction that Licensee is unable to complete the Minimum Payments, then at TPR’s request, Licensee shall assign to TPR or its designee all then-existing uncompleted contracts with customers of the Marketing Services business;
          21.5 Licensee shall grant TPR a world-wide, nonexclusive, fully paid, nontransferable license to reproduce, distribute, make derivative works of, and publicly display and perform any advertising material or other material, tool or product created by Licensee for use in the Licensee Business, and a world-wide, non-exclusive, fully paid, non-transferable license to use any of Licensee’s trademarks contained in such material, tool or product. Licensee shall retain all its rights, including copyright, trademark and other intellectual property rights, if any, in and to such material, tool or product.
          21.6 Licensee shall take all other actions reasonably requested by TPR to facilitate an orderly transition of the services provided hereunder back to TPR or to its designee and shall take all other actions reasonably requested by TPR to assist TPR in securing the ownership and use of such Inventions and all other intellectual property created hereunder.
     22. Insurance and Indemnification.
          22.1 Insurance. Licensee has sole responsibility for all loss or damage arising out of or relating to the operation of the Licensee Business, or arising out of the acts or omissions of Licensee or any of its owners, officers, agents, employees, servants or contractors. Licensee shall obtain, at its own cost and expense, and at all times during the term of this Agreement shall maintain in full force and effect a commercial general liability policy with coverage limits of not less than $3 million per claim and no more than customary policy exclusions. The insurance policies shall expressly insure and protect TPR and its affiliates as additional named insureds. Licensee shall furnish to TPR certificates of insurance evidencing the proper types and minimum amounts of required coverage. All certificates shall expressly provide that no less than thirty (30) days prior written notice shall be given TPR in the event of material alteration to or cancellation or non-renewal of the coverages evidenced by such certificates.

          22.2 Indemnification. Licensee shall indemnify and hold TPR harmless against and from any and all claims, loss, damages or liability, including attorneys’ fees and costs of defense, arising out of or relating to the operation of the Licensee Business or any breach of this Agreement by Licensee. TPR shall give Licensee reasonable notice of any suit or action instituted or threatened against TPR for which TPR intends to seek indemnification hereunder. TPR shall have the right to direct and control the defense and settlement of any such suit or action, but Licensee shall have the right to participate in the defense with counsel of its own choosing, at Licensee’s expense. Licensee’s obligation under this indemnity will survive the termination of this Agreement and is not limited to the policy limits of any applicable insurance coverage. Licensee shall have no obligation to indemnify TPR for any security breach, privacy policy violation, or other third party claim resulting solely from any act or omission by TPR.
     23. General Provisions.
          23.1 No implied waiver. No delay or failure by TPR to exercise any right hereunder or to take action on account of any default by Licensee, whether in a single instance or repeatedly, shall constitute a waiver of such right or of such default or of the performance required of Licensee hereunder.
          23.2 Invalidity. If any provision of this License is deemed by a court or arbitrator to be invalid or unenforceable, either in its entirety or partially, or because of its application to particular circumstances, the invalid provision shall be deemed modified to the extent necessary to render such provision valid or inapplicable, or to be eliminated from this License, if required, and this License shall be construed and enforced as if such provision had been originally so modified or eliminated.
          23.3 Entire Agreement. This Agreement and the attached Schedules constitute the entire agreement and understanding of the parties with respect to the subject matter hereof. This Agreement may be modified only by a written document executed by authorized representatives of TPR and Licensee. This Agreement supersedes any prior written or oral agreements, representations, negotiations, or correspondence concerning the subject matter of this Agreement.
          23.4 Survival of Obligations. All obligations and agreements of Licensee that expressly or by implication are to be performed after the expiration or termination of this Agreement shall survive such expiration or termination.
          23.5 Relationship of the Parties. This Agreement does not create the relationship of principal and agent, joint venturers, or partners between TPR and Licensee, and in no circumstances shall Licensee be considered an agent of TPR. Licensee agrees that it will do nothing to give the impression that it has the authority to create any obligation on behalf of or in the name of TPR.
          23.6 Governing Law. The law of the State of New York, U.S.A. shall govern any claim or controversy regarding the making, entering into, performance, interpretation or enforcement of this Agreement, without giving effect to New York conflict-of-law rules. However, any issue regarding arbitrability or enforcement of Section 23.7 shall be governed by the Federal Arbitration Act.
          23.7 Arbitration. Except as provided in Section 23.8, all claims and controversies relating to this Agreement shall be submitted to arbitration pursuant to the then-

prevailing Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) before a single arbitrator chosen by the parties, but if the parties cannot agree, then chosen as provided in the Rules. The arbitration proceeding shall be held at the office of the American Arbitration Association closest to TPR’s principal place of business. The proceedings and all documents submitted in connection therewith shall be in the English language. The arbitrator may make any award or awards or enter such order or orders, including an injunction or specific performance, as may be deemed appropriate by the arbitrator. Except as provided in Section 23.8, such award or awards shall be the sole remedy between the parties hereto regarding any claims, counter-claims, issues, or accounting presented or pled to the arbitrator. All awards shall be promptly payable in United States dollars, free of any tax deduction or offset; and any costs, fees, or taxes incident to enforcing such award shall, in the maximum permitted by law, be charged against the party resisting such enforcement. Judgment on the award may be entered by either party in any court of competent jurisdiction. The award shall include interest from the date of any damages incurred as a result of a breach of this License until the award is paid in full, at a rate to be fixed by the arbitrator.
          23.8 Equitable Relief. Nothing herein shall be deemed to bar the right of TPR and any third-party licensor to obtain injunctive or declaratory relief in any court of competent jurisdiction against conduct or threatened conduct that will cause it loss or damage.
          23.9 Notices. Any notice pursuant to this Agreement shall be sent by mail, return receipt requested, postage fully prepaid; by telecopy, with a confirmation copy mailed within three (3) business days; or by a commercial delivery service of recognized international standing. Notices shall be addressed as follows:

If to Licensee:	Higher Edge Marketing Services, Inc. 77 Battery Street, 2nd Floor San Francisco, CA 94111 Fax: (415) 962-4055 Attn: Young J. Shin

If to TPR:	The Princeton Review, Inc. 2315 Broadway New York, NY 10024 Fax: 212-874-0775 Attn: Mark Chernis
     Addresses for notice may be changed at any time by written notice.

          23.10 Publicity. Licensee acknowledges that TPR is a publicly-traded company as of the date of this Agreement. Licensee agrees that, as long as TPR continues to be publicly-traded, Licensee shall provide at least 48 hours advance notice to TPR of any press releases or similar communications by Licensee in order to permit TPR to evaluate whether the communication may trigger any disclosure or other obligations of TPR under applicable securities laws.

THE PRINCETON REVIEW, INC.		HIGHER EDGE MARKETING SERVICES, INC.

By:	/s/ Mark Chernis Mark Chernis	By:	/s/ Young Shin Young J. Shin